Exhibit 10.1

[Execution Copy]

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (“Settlement Agreement”) is dated as of September 16, 2014 (the “Signing Date”), by and among Radian Guaranty Inc. (“Radian”), Countrywide Home Loans, Inc. (“CHL”), and Bank of America, N.A. (“Bank of America,” together with CHL, the “Insureds”), as a successor to BAC Home Loans Servicing f/k/a Countrywide Home Loans Servicing LP on its own behalf and as successor in interest by de jure merger to Countrywide Bank FSB, formerly Treasury Bank. Each of Radian and the Insureds is referred to herein as a “Party” and are collectively referred to herein as the “Parties.” Capitalized terms used herein shall have the meanings given them in Section 1 below.

RECITALS

WHEREAS, Radian has provided mortgage insurance coverage on Subject Loans;

WHEREAS, on or about December 23, 2011, and on or about June 28, 2012, the Parties entered into Tolling Agreements, effective March 12, 2010, as amended or extended, whereby the Parties agreed to toll actual or potential claims or disputes, in order to engage in settlement discussions regarding various issues with respect to Subject Loans;

WHEREAS, the Parties have disputed their rights and duties as to mortgage insurance coverage under the applicable Master Policies;

WHEREAS, except as set forth in the Transactional Agreements, the Parties now desire to limit the expense, inconvenience, and distraction of further disputes and/or litigation, and wish to resolve their claims and differences related to the Mortgage Insurance Dispute; and

WHEREAS, neither Party, by entering into the Transactional Agreements, admits or endorses in any way the accuracy of any of the allegations, claims or positions advanced by any other Party at any time during the Mortgage Insurance Dispute.

NOW, THEREFORE, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the promises and the other matters contained herein, the Parties agree as follows.

AGREEMENT

1.	Definitions.

The following definitions shall govern the Transaction Agreements:

(a)	“ADR Procedure” means the alternative dispute resolution procedure set forth in Section 10(b), which does not apply to Settlement Agreement Disputes.

(b)	“Adverse Decision” means a Coverage Rescission or Claim Denial.

(c)	“Bank of America” has the meaning set forth in the Preamble.

(d)	“Category” means each of the following to be categorized as a separate group: (i) GSE Loans, (ii) HFI Loans, (iii) PLS/Other Loans and (iv) CHL PLS Loans as a sub-category of PLS/Other Loans.

(e)	“Causes of Action” means all claims, damages, actions, suits, causes of action, obligations, controversies, judgments, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, certain or speculative, and whether concealed or hidden, which have existed, may have existed, or do exist.

(f)	“CHL” has the meaning set forth in the Preamble.

(g)	“CHL PLS Loans” means Subject Loans identified as CHL PLS Loans on any of Schedules 1 through 8 of the Letter Agreement, subject to Section 7, which are PLS/Other Loans originated or acquired by CHL and not Bank of America.

(h)	“Claim” has, with respect to any Subject Loan, the meaning set forth in the applicable Master Policy, as modified by the Transaction Agreements.

(i)	“Claim Denial” means a determination by Radian not to pay a Claim after a Claim has been submitted on a Subject Loan. For the avoidance of doubt, a Curtailment shall not be considered a Claim Denial.

(j)	“Claim Group” means one or more disputed Claims.

(k)	“Confidential Information” means the content of the Transactional Agreements that is nonpublic, the negotiation of the Transactional Agreements, and any discussions or information (written or oral) exchanged during the Mortgage Insurance Dispute, or any dispute resolution pursuant to Section 10, including any written decision or award issued by any arbitrator described in Section 10. Confidential Information does not include information that (i) was or becomes generally available to the public, other than as a result of a disclosure by a Party or a representative of a Party in violation of the provisions of Section 15, or (ii) becomes available to a Party on a non-confidential basis from an independent source which is not bound by any obligation to keep such Confidential Information confidential.

(l)	“Coverage Percentage” means the coverage percentage appearing on the applicable certificate of mortgage insurance for a Subject Loan.

(m)	“Coverage Rescission” means a determination by Radian either before or after a Claim has been submitted to rescind coverage on a Subject Loan.

(n)	“Curtailment” means any reduction by Radian to some portion of a Claim on a Subject Loan based on alleged servicing-related conduct of the Insureds. For the avoidance of doubt, (i) Curtailments exclude Protected Curtailments and (ii) a Curtailment shall not include a deduction of amounts expressly excluded under the terms of the applicable Master Policy, such as non-reimbursable expenses or denial of expenses not supported by the claims documents, if required.

(o)	“Decisioned Servicing Only Claims Cut-off Date” means May 30, 2014.

(p)	“Decisioned Legacy Claims” mean those Claims on Legacy Loans for which Radian communicated a Claims decision (including an Adverse Decision or Claim payment in full or in part) on or before the Decisioned Legacy Claims Cut-off Date, identified on Schedule 1 of the Letter Agreement.

(q)	“Decisioned Legacy Claims Cut-off Date” means February 13, 2013.

(r)	“Decisioned Servicing Only Loans” mean those Servicing Only Loans for which Radian effected a Claim payment (with or without a Curtailment) on or before the Decisioned Servicing Only Claims Cut-off Date, identified on Schedule 5 of the Letter Agreement.

(s)	“Disclosing Party” means the Party from whom the disclosure of Confidential Information is sought by any third party as described in Section 15.

(t)	“DOI” means the Pennsylvania Department of Insurance.

(u)	“DPO” means any DOI administrative order under which Radian may be operating after the Signing Date that requires Radian to pay Claims in part by deferred payment obligations.

(v)	“Eligible Claim Amount” shall mean: (i) with respect to Future Legacy Loans (excluding Potential Curtailment Loans) and Future Servicing Only Loans, the amount of the Claim filed less any amount expressly excluded under the terms of the applicable Master Policy, and (ii) with respect to Potential Curtailment Loans, the difference calculated above, less an additional amount equal to any Curtailments permitted under the terms of the applicable Master Policy.

(w)	“EOB” means an explanation of benefit form issued by Radian for Claim payments.

(x)	“Exclusion” means the permissible exercise of one or more provisions found in the section of the applicable Master Policy titled “Exclusions from Coverage” as a basis to deny a Claim based exclusively on facts or events that took place after the Future Legacy Loan was originated and insurance coverage was placed on the loan, which shall not include any investigation or discovery of, or reliance on facts or events that occurred prior to the date insurance coverage was placed on the Future Legacy Loan. For the avoidance of doubt, the only provisions Radian may invoke are as specified on Exhibit A to the Letter Agreement, and then only to the extent permitted under the terms of the applicable Master Policy.

(y)	“Future Legacy Claims” mean Claims made on Future Legacy Loans.

(z)	“Future Legacy Loans” mean those Legacy Loans for which Radian communicated a Claims decision (including an Adverse Decision or Claim payment in full or in part), if any, after the Decisioned Legacy Claims Cut-off Date, identified on Schedule 3 of the Letter Agreement. For the avoidance of doubt, Future Legacy Loans shall exclude all Decisioned Legacy Claims (including Subsequently Paid Claims) and Servicing Only Loans.

(aa)	“Future Servicing Only Claims” means Claims made on Future Servicing Only Loans.

(bb)	“Future Servicing Only Loans” means the Servicing Only Loans for which no Claim payment was made prior to the Decisioned Servicing Only Claims Cut-off Date, identified on Schedule 6 of the Letter Agreement. For the avoidance of doubt, Future Servicing Only Loans shall include all Servicing Only Loans subject to a Coverage Rescission or a Claim Denial in effect on or after the Decisioned Servicing Only Claims Cut-off Date.

(cc)	“GSEs” means the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”).

(dd)	“GSE/HFI Loans” means GSE Loans and HFI Loans, collectively.

(ee)	“GSE Loans” means Subject Loans sold to the GSEs by the Insureds that are identified as GSE Loans on any of Schedules 1 through 8 of the Letter Agreement.

(ff)	“HFI Loans” means Subject Loans held in portfolio by the Insureds that are identified as HFI Loans on any of Schedules 1 through 8 of the Letter Agreement.

(gg)	“Initial Implementation Date” means a date mutually agreed upon by the Parties that occurs on the last day of a month no later than ninety (90) days after the receipt of the Required Consents.

(hh)	“Insureds” means Bank of America and CHL as set forth in the Preamble.

(ii)	“Insureds Released Parties” means each of the Insureds, Bank of America Corporation, and Countrywide Financial Corporation, and each of their respective predecessors, successors, assigns, parents, affiliates, and subsidiaries, and each of their respective directors, officers, employees, attorneys and agents.

(jj)	“Interim Reconciliation Loan Report” means each loan report in the form of Exhibit C, to be delivered by Radian pursuant to Section 7(a).

(kk)	“Legacy Loans” means those Subject Loans (other than Servicing Only Loans) that were originated or acquired by either of the Insureds and insured under the applicable Master Policies prior to January 1, 2009, identified on Schedules 1, 2, 3 and 4 of the Letter Agreement, provided however, that a Legacy Loan that is refinanced under the HARP II program as of the Pre-Closing Cut-off Date or any time thereafter shall cease being a Subject Loan as of the date of the closing of its HARP II refinance (a HARP refinanced loan will be presumed to be a HARP II refinancing if the refinancing occurred after January 1, 2012).

(ll)	“Letter Agreement” means the Letter Agreement, dated as of the date of this Settlement Agreement, entered into by and between the Parties.

(mm)	“Master Policy” or “Master Policies” means the applicable mortgage insurance policy or policies and all applicable endorsements and certificates under which Radian provided primary mortgage insurance on a Subject Loan.

(nn)	“Mortgage Insurance Dispute” means all Causes of Action solely arising from, under, or in connection with mortgage insurance coverage provided by Radian with respect to Subject Loans.

(oo)	“Non-Consenting Loans” means those PLS/Other Loans that do not receive Other Consent pursuant to Section 9, to be designated as Non-Consenting Loans on Schedule 9 of the Letter Agreement.

(pp)	“Other Consent” means written consent in form reasonably acceptable to the Parties, which approval by the Parties to the form shall not be unreasonably withheld, obtained from a Trustee/Other pursuant to Section 9 with respect to a particular Trust/Other.

(qq)	“Other Implementation Date” means, as to PLS/Other Loans, one or more dates mutually agreed upon by the Parties with respect to one or more Trust/Other that occurs on the last day of a month, provided that, prior to such Other Implementation Date, Other Consent has been obtained with respect to such Trust/Other(s), and further provided that the last Other Implementation Date shall be on the last day of the month immediately following the month in which deadline to obtain Other Consents pursuant to Section 9(b) occurs.

(rr)	“Party” and “Parties” means Radian and the Insureds as set forth in the Preamble.

(ss)	“Perfected Claim” means a Claim that is perfected under the Master Policy, as modified by Sections 3(b) and 4(d).

(tt)	“PLS/Other Loans” means Subject Loans identified as PLS/Other Loans on any of Schedules 1 through 8 of the Letter Agreement.

(uu)	“Potential Curtailment Loans” means those Future Legacy Loans which are less than 90 days past due as of the Pre-Closing Cut-off Date, or, in the case of loans as to which the servicing has been transferred, less than 90 days past due as of the transfer date, including but not limited to those loans identified on Schedule 8 of the Letter Agreement.

(vv)	“Pre-Closing Cut-off Date” means July 31, 2014.

(ww)	“Protected Curtailment” means any reduction by Radian to some portion of a claim on a Subject Loan based on alleged servicing-related conduct of a servicer other than the Insureds. For avoidance of doubt, a Protected Curtailment shall not be considered a Curtailment under the Transaction Agreements.

(xx)	“Radian” has the meaning set forth in the Preamble.

(yy)	“Radian Released Parties” means Radian and each of its predecessors, successors, assigns, parents, affiliates, and subsidiaries, and each of their respective directors, officers, employees, attorneys, and agents.

(zz)	“Recently Decisioned Claims” means Recently Curtailed Future Servicing Only Claims and Recently Decisioned Future Legacy Claims.

(aaa)	“Recently Curtailed Future Servicing Only Claims” means the Future Servicing Only Claims for which Radian has made a Curtailment from the Decisioned Servicing Only Claims Cut-off Date through the Initial Implementation Date or the applicable Other Implementation Date, as applicable, identified on Schedule 7 of the Letter Agreement, as updated pursuant to Section 7.

(bbb)	“Recently Decisioned Future Legacy Claims” means Future Legacy Claims (other than as to Curtailments on Potential Curtailment Loans) for which Radian has (i) issued an Adverse Decision or (ii) has paid the Claim at less than the applicable Settlement Payment, in each case from the Decisioned Legacy Claims Cut-off Date through the Initial Implementation Date or the applicable Other Implementation Date, as applicable, identified on Schedule 4 of the Letter Agreement, as updated pursuant to Section 7.

(ccc)	“Reimbursement Amount” means, as of the Initial Implementation Date or the Other Implementation Date(s), as applicable, (i) with respect to each Recently Decisioned Future Legacy Claim, the difference between the applicable Settlement Payment and the amount Radian actually paid on such Recently Decisioned Future Legacy Claim, and (ii) with respect to each Recently Curtailed Future Servicing Only Claim, the amount of the applicable Curtailment.

(ddd)	“Required Consents” means written consents from each of the GSEs consenting to the Settlement Agreement pursuant to Section 8(a)(i).

(eee)	“Servicing Only Claims” means Claims made on Servicing Only Loans.

(fff)	“Servicing Only Loans” means those Subject Loans (other than Legacy Loans) that were or are serviced by the Insureds and were 90 days or more past due as of the Pre-Closing Cut-off Date, or, in the case of loans as to which the servicing has been transferred, 90 days or more past due as of the transfer date, identified on Schedules 5, 6 and 7 of the Letter Agreement.

(ggg)	“Settlement Agreement Dispute” means any claim for breach or interpretation of any Transaction Agreement excluding any dispute to be resolved pursuant to the ADR Procedure.

(hhh)	“Settlement Payment” means, with respect to any Future Legacy Claim or Future Servicing Only Claim, an amount equal to the product of: (i) 100% of the Eligible Claim Amount, and (ii) the applicable Coverage Percentage.

(iii)	“Signing Date” means the date this Settlement Agreement is made, as specified in the Preamble.

(jjj)	“Subject Loans” means Legacy Loans and Servicing Only Loans, identified on any of Schedules 1 through 8 of the Letter Agreement.

(kkk)	“Subject Loan Report” means each loan report in the form of Exhibit D, to be delivered by Radian pursuant to Section 7(b).

(lll)	“Subsequently Paid Claims” mean those Decisioned Legacy Claims for which Radian paid a Claim in full or part during the period commencing on the Decisioned Legacy Claims Cut-off Date and ending on the Pre-Closing Cut-off Date, identified on Schedule 2 of the Letter Agreement. For the avoidance of doubt, Subsequently Paid Claims are a subset of Decisioned Legacy Claims and shall not include Decisioned Servicing Only Loans.

(mmm)	“Third Party Claimant” has the meaning set forth in Section 11(a).

(nnn)	“Transaction Agreements” means the Settlement Agreement and the Letter Agreement.

(ooo)	“Trust/Other” means the applicable trust, pool, loan group, person, or other entity holding any loans designated as PLS/Other Loans on any of Schedules 1 through 8.

(ppp)	“Trustee/Other” means the trustee, person, servicer, or entity having decision-making power with respect to a Trust/Other, acting in the capacity as trustee or as decision-maker under delegated authority or otherwise with respect to that particular Trust/Other.

2.	Decisioned Legacy Claims and Subsequently Paid Claims. Effective as of (x) the Initial Implementation Date for GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans:

(a)	No Further Challenges. All Radian payments, Coverage Rescissions, Claims Denials and Curtailments on Decisioned Legacy Claims (other than Subsequently Paid Claims) as of the Decisioned Legacy Claims Cut-off Date shall become final without regard to the pendency of any appeals and without any offset, credit, disgorgement or other adjustments and neither Radian nor the Insureds shall have any further rights to challenge, dispute, appeal or otherwise attempt to recover any amounts with respect to such Decisioned Legacy Claims. All Radian payments on Subsequently Paid Claims as of the Pre-Closing Cut-off Date shall become final without regard to the pendency of any appeals and without any offset, credit, disgorgement or other adjustments and neither Radian nor the Insureds shall have any further rights to challenge, dispute, appeal or otherwise attempt to recover any amounts with respect to such Subsequently Paid Claims.

(b)	Premium Refunds. The Insureds shall be entitled to retain all premium refunds previously paid or owing on Decisioned Legacy Claims in accordance with the terms of the applicable Master Policy. The Insureds shall distribute premium refunds to the appropriate investors, as applicable.

3.	Future Legacy Claims. Effective as of (x) the Initial Implementation Date for GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans:

(a)	No Coverage Rescissions or Claim Denials. Radian: (i) shall effect no Coverage Rescission on any Future Legacy Claim, (ii) shall effect no Claim Denial on any Future Legacy Claim that has become a Perfected Claim, and (iii) shall not assert under the terms of the applicable Master Policies, the Transaction Agreements or otherwise, any defect or event that occurred in connection with the origination or servicing of any Future Legacy Loan as a basis for a decision not to pay a Claim, provided that Radian may issue a Claim Denial for any Future Legacy Claim that has otherwise become a Perfected Claim only if based on an Exclusion, and then only to the extent permitted under the terms of the applicable Master Policy and the Transaction Agreements. Any claimed Exclusion on Future Legacy Claims shall be accompanied by a contemporaneous writing that specifies the basis for such Exclusion. The Insureds shall have the right to challenge and dispute Radian’s assertion of any Exclusion pursuant to the ADR Procedure. The Parties reserve all rights and defenses available under the Master Policy and the law, subject to Section 10, with respect to Radian’s assertion of any Exclusion.

(b)	Perfection of Claims. The documents that Radian may request the Insureds to provide in order to establish a Future Legacy Claim as a Perfected Claim shall be limited to those documents identified in Exhibit B to the Letter Agreement.

(c)	Payment of Perfected Claims. For Future Legacy Claims, Radian shall pay to the GSEs, the Insureds or the current servicers of the Future Legacy Loans, as applicable in the ordinary course of business, for every Perfected Claim, the applicable Settlement Payment within the time period set forth in the applicable Master Policy. If the Settlement Payment is paid to the Insureds, the Insureds shall distribute such Settlement Payment to the appropriate investors, as applicable.

(d)	No Curtailment. Radian shall not be entitled to make a Curtailment of any Future Legacy Claims other than Potential Curtailment Loans. Potential Curtailment Loans shall be subject to Curtailment only to the extent permitted under the terms of the applicable Master Policy. Any claimed Curtailment on Potential Curtailment Loans shall be accompanied by an EOB that specifies the basis for such Curtailment. The Insureds shall have the right in good faith to challenge and dispute Radian’s assertion of any Curtailment on Potential Curtailment Loans pursuant to the ADR Procedure. The Parties reserve all rights and defenses available under the applicable Master Policies and applicable law, subject to Section 10, with respect to any Curtailment on Potential Curtailment Loans. Nothing in the Transaction Agreements shall affect Radian’s rights or obligations with respect to a Protected Curtailment or the rights or obligations of any servicer other than the Insureds with respect to a Protected Curtailment. For the avoidance of doubt, nothing in this Section 3(d) or in Section 18(f) of this Settlement Agreement is intended to impair Radian’s ability, if any, to make reductions to a Claim based on the alleged servicing-related conduct of any servicer other than the Insureds, including the servicing-related conduct of an assignee of servicing rights that is not one of the Insureds as defined herein.

(e)	Premiums. The Insureds or the current servicers of the Future Legacy Loans, as applicable, will continue to pay all mortgage insurance premiums due on such Future Legacy Loans pursuant to the terms of the applicable Master Policy.

4.	Servicing Only Loans. Effective as of (x) the Initial Implementation Date for GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans:

(a)	Decisioned Servicing Only Loans. All Curtailments on Decisioned Servicing Only Loans shall be deemed final as of the Decisioned Servicing Only Claims Cut-off Date without regard to the pendency of any appeals and without any offset, credit, disgorgement, or any other adjustments and neither Radian nor the Insureds shall have any further rights to challenge, dispute, appeal or otherwise attempt to recover any amounts with respect to such Decisioned Servicing Only Loans.

(b)	Future Servicing Only Claims. Radian shall not be entitled to make any Curtailment on any Future Servicing Only Claim, and shall not assert under the terms of the applicable Master Policy, the Transaction Agreements or otherwise, any defect or event that occurred in connection with the servicing by the Insureds of any Future Servicing Only Loan as a basis for reducing the amount of a Claim.

(c)	Coverage Rescissions and Claim Denials on Servicing Only Loans. Nothing in the Transaction Agreements shall affect Coverage Rescissions or Claim Denials on any Servicing Only Loans and any such Coverage Rescissions or Claim Denials shall continue to be governed by the terms of the applicable Master Policies, provided that any disputes regarding such Coverage Rescissions or Claim Denials shall be subject to Section 10. Radian and the Insureds reserve all rights and defenses available under the applicable Master Policies and applicable law, with respect to Coverage Rescissions or Claim Denials on any Servicing Only Loans.

(d)	Perfection of Claims on Servicing Only Loans. The documents that Radian may request the Insureds to provide in order to establish a Future Servicing Only Claim as a Perfected Claim shall be as set forth in Exhibit B to the Letter Agreement.

(e)	Payment of Perfected Servicing Only Claims. For Future Servicing Only Claims, Radian shall pay to the GSEs, the Insureds or the current servicers of the Future Servicing Only Loans, as applicable in the ordinary course of business, for every Perfected Claim, the applicable Settlement Payment within the time period set forth in the applicable Master Policy.

5.	Recently Decisioned Claims. Effective as of (x) the Initial Implementation Date for GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans:

(a)	Reinstatement of Coverage. Radian shall reinstate insurance coverage on all Recently Decisioned Future Legacy Claims for which Radian issued a Coverage Rescission as of the Initial Implementation Date or Other Implementation Date, as applicable. The Insureds shall pay all premiums for such reinstated coverage as if coverage had never been rescinded, including by returning any previously refunded premiums.

(b)	Reimbursement Amount Owed. The Parties shall reconcile, as of the Initial Implementation Date or Other Implementation Date, as applicable, the aggregate Reimbursement Amount with respect to each Category for GSE/HFI Loans and to each Trust/Other for PLS/Other Loans, respectively. Radian shall pay such Reimbursement Amount to the Insureds, the current servicer, or the GSE, as applicable, as a supplemental claim in the ordinary course of business, within a commercially reasonable timeframe, but in no event later than 60 days from the Initial Implementation Date or Other Implementation Date, as applicable.

(c)	Disputes. Any disputes regarding the amounts owed pursuant to this Section 5 shall be eligible for the ADR Procedure in Section 10(b).

6.	No Cancellations. Without limiting any other provision of the Transaction Agreements, Radian shall not assert any right of cancellation on any Subject Loan or Non-Consenting Loan for failure to timely initiate Appropriate Proceedings (as defined in the applicable Master Policy).

7.	Continuing Reconciliation; Finalizing Loan Schedules; Subject Loan Reports; Delivery of Documents to the Insureds; Manifest Error.

(a)	Continuing Reconciliation; Finalizing Loan Schedules. Radian shall deliver to the Insureds, via secured internet delivery, an Interim Reconciliation Loan Report on the 20th day of each month, commencing after the first full month following the Signing Date and continuing until the month in which the last Other Implementation Date occurs.

(i)	The Interim Reconciliation Loan Reports shall identify each Subject Loan and the Category the Insureds have assigned to such loan, as well as the other fields identified in Exhibit C. The first Interim Reconciliation Loan Report shall reflect activity related to mortgage insurance for: (x) a Legacy Loan from the Pre-Closing Cut-off Date to the end of the first full month following the Signing Date, (y) a Subequently Paid Claim from the Pre-Closing Cut-off Date to the end of the first full month following the Signing Date, and (z) a Servicing Only Loan from the Pre-Closing Cut-off Date to the end of the first full month following the Signing Date. Each subsequent Interim Reconciliation Loan Report shall reflect activity occurring for every month thereafter. The Parties may mutually agree to add or amend fields to the Interim Reconciliation Loan Report without need for written amendment to the Transaction Agreements.

(ii)	The final identification and allocation of Schedules 1 through 8 of the Letter Agreement for GSE/HFI Loans shall be verified by both Parties within ten (10) business days following the Insureds’ receipt of the Interim Reconciliation Loan Report for the month following the Initial Implementation Date. Such identification and allocation shall include a list of (x) each GSE/HFI Loan that is subject to the Initial Implementation Date, (y) the GSE holding such GSE/HFI Loan, and (z) the other fields identified in Exhibit C.

(iii)	The final identification and allocation of Schedules 1 through 8 of the Letter Agreement for PLS/Other Loans shall be verified by both Parties within ten (10) business days following the Insureds’ receipt of the Interim Reconciliation Loan Report for the month following the applicable Other Implementation Date. Such identification and allocation shall include a list of (x) each PLS/Other Loan that is subject to such Other Implementation Date, (y) the Trust/Other holding such PLS/Other Loan, and (z) the other fields identified in Exhibit C.

(b)	Subject Loan Report. Radian shall deliver to the Insureds, via secured internet delivery, Subject Loan Reports on the 20th day of each month, commencing after the first full month following the Initial Implementation Date and each applicable Other Implementation Date, and continuing until the month in which the last Subject Loan is resolved.

(i)	Radian shall identify on the Subject Loan Report each Subject Loan for which Radian took action with respect to a Claim pursuant to the Transaction Agreements during the preceding month. The first Subject Loan Report shall reflect activity as of the Initial Implementation Date to the end of the first full month following the Initial Implementation Date, and each subsequent Subject Loan Report shall reflect activity occurring for every month thereafter. The Parties may agree to add or amend fields to the Subject Loan Report without need for written amendment to the Transaction Agreements.

(ii)	The Insureds shall have the right to notify Radian and as applicable, the third party servicer, in writing, of any alleged errors by Radian in applying the terms of the Transaction Agreements to any Claim included in the Subject Loan Report.

(iii)	If Radian agrees that an error has occurred, Radian shall correct such error within thirty (30) days of written notice directly with such Subject Loan’s servicer or owner (whichever received the original Claim payment), and report such corrections, as applicable, in the next Subject Loan Report.

(iv)	The Parties shall work in good faith to resolve any dispute related to an alleged error, it being understood that if the Parties continue to dispute such error then the ADR Procedure shall apply to such continuing dispute.

(c)	Delivery of Documents to the Insureds. Radian shall use reasonable efforts to provide the Insureds with documents reasonably necessary to assess Radian’s compliance with Sections 2, 3, 4, 5 and 6, including but not limited to Claim correspondence and EOBs.

(d)	Manifest Error.

(i)

Schedules. To the extent it is determined during the period between the Signing Date and the finalization of Schedules pursuant to Section 7 for the last Other Implementation Date, that information provided by Radian including but not limited to paid claims information (such as the paid date, paid amounts, etc.), policy adjustment amounts, curtailment amounts, the listing of a Subject Loan or, with respect to a Subject Loan on a Schedule or the Category applied to a Subject Loan, is the result of manifest error, the Parties agree to cooperate in good faith to correct such error. If any such correction would result in a change to the economic analysis that formed the basis for determining the Decisioned Legacy Claims Cut-Off

Date or the Decisioned Servicing Only Claims Cut-Off Date, as applicable, the Parties agree to cooperate in good faith to revise the Decisioned Legacy Claims Cut-Off Date or the Decisioned Servicing Only Claims Cut-Off Date, as applicable, to reflect the same economic basis as in effect before such correction. To the extent the Parties continue to dispute the listing of a Schedule, or revision to the Decisioned Legacy Claims Cut-Off Date or the Decisioned Servicing Only Claims Cut-Off Date, as applicable, then the ADR Procedure shall apply to such continuing dispute.

(ii)	Subject Loans. To the extent it is determined during the period after the Signing Date, that the information provided by Radian including, but not limited to the paid dates, policy adjustment or curtailment dates, the failure of a loan to be identified as a Subject Loan, or that the Category applied to a Subject Loan within the Schedules, is a result of manifest error, the Parties agree to cooperate in good faith to correct such error. If any such correction would result in a change to the economic analysis that formed the basis for determining the Decisioned Legacy Claims Cut-Off Date or the Decisioned Servicing Only Claims Cut-Off Date, as applicable, the Parties agree to cooperate in good faith to revise the Decisioned Legacy Claims Cut-Off Date or the Decisioned Servicing Only Claims Cut-Off Date, as applicable, to reflect the same economic basis as in effect before such correction. To the extent the Parties are unable to resolve a dispute regarding the listing of or Category for a loan, or revision to the Decisioned Legacy Claims Cut-Off Date or the Decisioned Servicing Only Claims Cut-Off Date, as applicable, then the ADR Procedure shall apply to such continuing dispute, and if a material change in the schedules is required or such loan is determined to be a Subject Loan, the Insureds shall have sixty (60) days from the written decision rendered under the ADR Procedure to obtain the applicable Required Consent or Other Consent, if necessary.

8.	Conditions Precedent; Termination of Certain Provisions of the Settlement Agreement.

(a)	Conditions Precedent. The obligations of the Parties to consummate the transactions set forth in the Transaction Agreements (x) on and after the Initial Implementation Date with respect to GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans, are subject to and conditioned upon the following:

(i)	Required Consents. Receipt of the Required Consents in such form and substance as the Parties may approve in writing, which approval shall not be unreasonably withheld. The Insureds shall be the primary Party responsible for obtaining the Required Consents from the GSEs. Notwithstanding the foregoing, the Parties will use reasonable commercial efforts to cooperate with each other in seeking to obtain the Required Consents.

(ii)	Representations and Warranties of Insureds; Performance of Obligations. The representations and warranties made by the Insureds in Sections 18(a) and 18(c) hereof being true and correct in all respects (except that the representation in Section 18(a)(iv) shall be materially true and correct in all respects) as of the Signing Date, and the Insureds shall have performed all material obligations and conditions herein required to be performed or observed by it on or prior to the Initial Implementation Date.

(iii)	Representations and Warranties of Radian; Performance of Obligations. The representations and warranties made by Radian in Sections 18(a) and 18(b) hereof being true and correct in all respects as of the Signing Date, and Radian shall have performed all material obligations and conditions herein required to be performed or observed by it on or prior to the Initial Implementation Date.

(b)	Termination of Settlement Agreement. Radian, on the one hand, or the Insureds on the other hand, may terminate the Transaction Agreements by written notification to the other if within sixty (60) days after the Signing Date all Required Consents have not been received; provided that the Parties may mutually agree to extend the time period to obtain Required Consents, and neither Party shall refuse to agree to such an extension during such time as any Party is actively seeking consent from the GSEs. Upon termination of the Transaction Agreements for any reason, under this Section 8(b) or otherwise:

(i)	Any legal or contractual limitations period and any defense based on the passage of time with respect to Causes of Action for such Subject Loans that are not already time-barred as of the Signing Date shall be tolled from March 12, 2010 until one hundred twenty (120) days after such termination, in addition to any tolling periods that may apply by operation of law; and

(ii)	The applicable time period to submit the documents that Radian may require in order to perfect a Claim shall terminate on the later of: (x) the applicable time period for perfection of a Claim under the applicable Master Policy or (y) one hundred twenty (120) days after the date of such termination of the Settlement Agreement pursuant to this Section 8(b).

(c)	For the avoidance of doubt, nothing in Section 8 of this Settlement Agreement shall affect any defense based on the lapse of time that was available to the Parties prior to the Signing Date, and this Settlement Agreement shall not be deemed to revive any claim that is or was already barred on the Signing Date.

9.	Other Consents.

(a)	Contents of Other Consents. The Insureds shall use reasonable efforts to obtain the Other Consents from Trustees/Others. The Insureds may recommend that a Trustee/Other consent to the Transaction Agreements, in each case in accordance with the applicable contract documents, and then only if in the best interest of the Trust/Other. Notwithstanding the foregoing, the Parties will use reasonable commercial efforts to cooperate with each other in seeking to obtain the Other Consents.

(b)	Obtaining Other Consents. The Insureds shall obtain the Other Consents (or not) within sixty (60) days after the Required Consents have been obtained, provided that the Parties may mutually agree to extend the time period to obtain the Other Consents, and neither Party shall refuse to agree to such an extension during such time as any Party is making reasonable efforts to seek consent from Trustees/Others, and further provided, that the Insureds may elect to deem any PLS/Other Loan as a Non-Consenting Loan at any time upon written notice to Radian if the Insureds determine in their reasonable discretion that obtaining the Other Consent from the applicable Trust/Other will not be reasonably achievable.

(c)	Obtaining Other Consent Not Condition Precedent to the Transaction Agreements. Receiving the Other Consents is not a condition precedent to the Transaction Agreements becoming binding upon the Parties, the occurrence of the Initial Implementation Date, or the occurrence of an Other Implementation Date, provided that no Other Implementation Date shall occur with respect to any PLS/Other Loan unless such applicable Other Consent has been obtained.

(d)	Failing to Obtain Other Consents. After the expiration of the time period to obtain the Other Consents pursuant to Section 9(b), PLS/Other Loans that do not receive the requisite Other Consents shall become Non-Consenting Loans. Non-Consenting Loans will be finalized by identifying and listing on Schedule 9 of the Letter Agreement: (x) each PLS/Other Loan that did not receive applicable Other Consent, and (y) the Trust/Other holding such Non-Consenting Loan. For any Non-Consenting Loans:

(i)	Any legal or contractual limitations period and any defense based on the passage of time with respect to Causes of Action for such Non-Consenting Loans that are not already time-barred as of the Signing Date shall be tolled from March 12, 2010 and shall continue to be tolled through one hundred twenty (120) days after the expiration of the period for obtaining Other Consents pursuant to Section 9(b), in addition to any tolling periods that may apply by operation of law;

(ii)	The Insureds or current servicer shall be entitled to submit the documents that Radian may require in order to perfect a Claim no later than (x) the applicable time period for submission of a Claim under the applicable Master Policy or (y) one hundred twenty (120) days after the expiration of the period for obtaining Other Consents pursuant to Section 9(b), whichever is later; and

(iii)	Such Non-Consenting Loans shall be entitled to all rights and defenses available under the applicable Master Policies and applicable law.

(e)	For the avoidance of doubt, nothing in Section 9 of this Settlement Agreement shall affect any defense based on the lapse of time that was available to the Parties prior to the Signing Date, and this Settlement Agreement shall not be deemed to revive any claim that is or was already barred on the Signing Date.

10.	Alternative Dispute Resolution

(a)	Applicability of ADR Procedure

(i)	Subject to and conditioned upon Section 10(a)(ii), on and after the Initial Implementation Date any Party may elect to resolve any dispute with respect to (A) a Future Legacy Claim or Servicing Only Claim, including without limitation relating to the processing, determination or payment of a Future Legacy Claim or Servicing Only Claim, (B) a Curtailment on a Potential Curtailment Loan, (C) Section 5, (D) Section 7(b)(iv), or (E) Section 7(d), in accordance with the ADR Procedure set forth in Section 10(b), provided however, that any dispute regarding Protected Curtailments may not be resolved pursuant to the ADR Procedure.

(ii)	A dispute specified in Sections 10(a)(i)(A)-(C) may be resolved pursuant to the ADR Procedure only if (A) one of the Insureds was a servicer at the time the basis for such dispute arose; (B) one of the Insureds is the servicer at the time of such dispute; (C) for PLS/Other Loans the applicable Other Consent has been obtained at the time the Insureds provide notice of such dispute pursuant to the ADR Procedure; or (D) if the Insureds represent to Radian’s reasonable satisfaction that each servicer, subservicer, or other party that (1) has an interest in the dispute and (2) either (x) has agreed to participate as a party to the ADR Procedure and to be bound by the resolution thereof under all of the terms of the Transaction Agreements, (y) has duly appointed Bank of America as agent of such servicer, subservicer, or other party, or (z) such servicer, subservicer, or other party shall nonetheless be bound by the resolution thereof. A dispute specified in Sections 10(a)(i)(D)-(E) shall not be subject to the foregoing requirements.

(b)	ADR Procedure. The ADR Procedure is as follows:

(i)	Informal Resolution.

(A)

Notice by the Insureds. Within sixty (60) days of written notification of Radian’s determination of a Claim, the Insureds, the servicer, the subservicer, or other party that may have an interest in the Claim (and subject to the requirements of Section 10(a)(ii)) may dispute Radian’s determination by providing written notification to Radian of such dispute, and shall specify the basis upon which the

Insureds believe that Radian’s determination is improper under the terms of the applicable Master Policy and the Transaction Agreements. No delay by the Insureds to provide notification to Radian in this Section 10(b)(i)(A) shall constitute a waiver of the Insureds’ ability to invoke the ADR Procedure set forth in Section 10(b).

(B)	Continued Informal Discussions. Within sixty (60) days after Radian’s receipt of the Insureds’ notification pursuant to Section 10(b)(i)(A), Radian shall provide written notification to the Insureds that Radian either agrees in all respects with the position asserted by the Insureds or that Radian disagrees with the Insureds’ position, in which case, Radian shall specify the basis upon which it believe that the Insureds’ assertions are improper under the terms of the applicable Master Policy and the Transaction Agreements. If Radian does not agree in all respects with the Insureds’ assertions, the Parties shall continue to attempt to resolve their dispute for up to an additional sixty (60) days, and as may be extended by mutual agreement of the Parties, including through mediation before such mediator as the Parties can agree, provided however, that such a mediation shall not be required, and provided further that either Party may elect to earlier terminate the informal resolution proceedings and proceed with formal resolution pursuant to Section 10(b)(ii) at any time.

(ii)	Formal Resolution. To the extent that a dispute has not been resolved pursuant to Section 10(b)(i), a continuing dispute may be resolved as follows, however nothing in this agreed dispute resolution process shall be deemed to alter the burden of proof or persuasion under applicable law:

(A)	Notice of Claim Group. If the Insureds wish to continue disputing Radian’s determination, the Insureds shall notify Radian in writing of the existence of a Claim Group and of the Insureds’ intention to pursue the ADR Procedure with respect to the Claim Group. The Insureds shall be entitled to pursue the ADR Procedure for multiple Claim Groups, provided that no disputed claim shall be included in more than one Claim Group.

(B)	Appointment of Arbitrator. A single disinterested JAMS arbitrator who has no prior business relationship with any Party shall be appointed to resolve a Claim Group, or if both Parties mutually agree, multiple Claim Groups. The arbitrator shall be appointed by the Parties either by mutual agreement or through the selection process prescribed by JAMS within fifteen (15) business days after the Insureds’ notice to Radian of the existence of a Claim Group and of the Insureds’ intention to pursue the ADR Procedure with respect to the Claim Group.

(C)	Written Submissions. For each claim in the Claim Group, Radian shall submit in writing within fifteen (15) business days after appointment of the arbitrator no more than ten (10) pages of double-spaced written argument plus any supporting documentation; and the Insureds shall submit a response in writing with no more than ten (10) pages of double-spaced written argument plus any supporting documents within twenty (20) business days after they have received Radian’s submission. Radian shall be allowed a two (2) page double-spaced written rebuttal for each disputed claim and shall be permitted to submit any additional documents directly responsive to the Insureds’ submission within seven (7) business days after Radian has received the Insureds’ submission.

(D)	Production of Documents and Prohibition of Discovery. Each Party agrees it will not use or produce any document in any formal resolution contemplated by the ADR Procedure in Section 10(b)(ii) unless it has provided such information or produced such document to the other Party prior to or during the process for submission and resolution of the related disputed Claim or other dispute in connection with the informal dispute resolution procedure pursuant to Section 10(b)(i). Due to the expedited nature of the ADR Procedure, all discovery, including, but not limited to, interrogatories, document demands, depositions (percipient or expert), or subpoenas directed to third parties, shall be prohibited unless the arbitrator rules that the information in the possession of the moving party is insufficient and the moving party would be materially prejudiced by the failure to conduct such discovery.

(E)	Hearing Duration. For each Claim Group dispute there shall be a hearing with the arbitrator of no more than one hundred twenty (120) minutes in duration. Radian will have up to fifty (50) minutes to present oral argument, followed by up to fifty (50) minutes of oral argument by the Insureds. Radian and the Insureds each will have up to ten (10) minutes of rebuttal. All hearings shall be conducted via conference call, unless both parties agree otherwise.

(F)	Location and Seat. Any arbitration under this Section 10(b) shall be seated in Los Angeles, California. If a proceeding takes place by telephone or videoconference, Los Angeles, California, nevertheless shall remain the seat of the arbitration.

(G)

Arbitrator Decision. The arbitrator shall be bound by the terms of the Transaction Agreements and the applicable Master Policy; to the extent there is a conflict between the applicable Master Policy and the Transaction Agreements, the Transaction Agreements shall govern. The arbitrator shall issue a written decision regarding each disputed claim in the Claim Group within thirty (30) days of the hearing (x) resolving all disputed claims, and (y) accepting either the Insureds’ or Radian’s position on each disputed claim set forth in such Party’s submission without rendering a reasoned decision and without a discussion of the reasons therefor. The arbitrator’s written decision shall be final and binding upon the Parties without further recourse or collateral attack, shall be used for the sole and exclusive benefit of Radian and the Insureds, shall be binding only with respect to the individual claims in the Claim Group, shall have no precedential effect, shall not benefit any third party, and shall not be cited by any Party for any purpose in any other proceeding, except a proceeding to enforce the decision.

(H)	Cost. All costs of the ADR Procedure contemplated by Section 10(b)(ii) (including the arbitrator’s fees but excluding attorneys’ fees) shall be borne by the Party who is the least successful in such process, as determined by the arbitrator, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters in the Claim Group taken together with (y) the final decision of the arbitrator on all disputed matters in the Claim Group taken together. For purposes of this Section 10(b)(ii)(H), “position asserted” shall be determined by reference to such Party’s submissions. To the extent the arbitrator determines that each Party prosecuted its position with a reasonable and good faith belief on the merits pursuant to the Transaction Agreements or applicable Master Policy, the arbitrator, in its sole discretion, may direct the Parties to bear their own attorneys’ fees.

(iii)	Counsel. Either Party may, but is not required to, be represented by counsel in the proceedings described in Section 10(b)(ii).

(c)	Settlement Agreement Dispute. Any Settlement Agreement Dispute shall be settled by binding JAMS arbitration subject to the Federal Arbitration Act, 9 U.S.C., Sections 1 through 16. Each Settlement Agreement Dispute shall be arbitrated by a panel of three disinterested arbitrators, each of whom shall have no prior business relationship with any Party. No Settlement Agreement Dispute shall be consolidated with any arbitration concerning a dispute, claim or controversy with any Party or third party. For purposes of appointment of arbitrators, each of Radian, on the one hand, and the Insureds, on the other hand, is entitled to appoint one arbitrator, with the third arbitrator to be appointed by the two already appointed.

(i)	Location and Seat. The arbitration shall be seated in Los Angeles, California, and all proceedings shall take place there. If any proceedings take place by telephone or videoconference, Los Angeles, California, shall nevertheless remain the seat of the arbitration.

(ii)	Costs. All costs of the arbitration of any Settlement Agreement Dispute pursuant to this Section 10(c) (including the arbitrators’ fees, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such arbitration, as determined by the arbitrators, which shall be determined by comparing the position asserted by each Party on the disputed matter with the final decision of the arbitrators on the disputed matter. For purposes of this Section 10(c)(ii), the “position asserted” shall be all matters raised by a Party in its final written presentations submitted to the arbitrators in connection with a Settlement Agreement Dispute. To the extent the arbitrators determine that each Party prosecuted its position with a reasonable and good faith belief on the merits pursuant to the Transaction Agreements, the arbitrators, in their sole discretion, may direct the Parties to bear their own attorneys’ fees.

(d)	With respect to the resolution of (x) each dispute pursuant to the ADR Procedure in Section 10(b)(ii) and (y) each Settlement Agreement Dispute pursuant to Section 10(c):

(i)	Confirmation of Award. A Party shall have one (1) month from the date of a written decision to satisfy an award before the other Party may seek confirmation of the award. A Party may seek confirmation of an award only in a state court located in California. The petition to confirm and/or vacate any award shall be filed under seal.

(ii)	Governing Law. The Parties agree that, notwithstanding any Choice of Law provisions contained in the applicable Master Policies, California substantive law, including California law governing the award of prejudgment interest, shall govern the resolution of any disputes resolved pursuant to the ADR Procedure set forth in Section 10(b) and any Settlement Agreement Dispute resolved pursuant to Section 10(c).

11.	Effect of Certain Actions.

(a)	In the event that any regulatory agency, state department of insurance, including without limitation, the DOI, or third party creditor of Radian (each a “Third Party Claimant”) indicates in writing that it intends to seek to avoid any payment under the Transaction Agreements or to void any portion of the Transaction Agreements, the Parties shall use good faith efforts to resist such action, to the extent not prohibited by law, and shall meet and confer regarding such efforts to resist such action by the DOI or such Third Party Claimant.

(b)

In the event that the DOI or a Third Party Claimant obtains a final and non-appealable court order after the Initial Implementation Date avoiding the payment, and/or granting recovery, of any amount of money paid by Radian pursuant to the Transaction Agreements, or voiding any provision of the Transaction Agreements, then notwithstanding any other provision in this Settlement Agreement, including the releases and covenants set forth in

Sections 12 and 13 of this Settlement Agreement, the Parties, the insured (as identified by the applicable Master Policies) and/or the insured’s servicer shall have the right to pursue all Causes of Action released herein, provided that the rights to pursue such Causes of Action shall be limited to an amount proportional to the greater of (i) the payment amounts recovered or avoided or provisions voided as a result of such order granting avoidance or recovery, or (ii) the adverse economic impact (as identified by the applicable Master Policy) as a result of such order.

(c)	In the event that a Party, the insured and/or the insured’s servicer pursue any Causes of Action available under this Section 11, then:

(i)	Any and all contractual and statutory limitations periods related to such Causes of Action that are not already time-barred as of the Signing Date shall be tolled from March 12, 2010 to one (1) year following the date of a final court order contemplated by Section 11(b), in addition to any tolling periods that may apply by operation of law. For the avoidance of doubt, nothing in Section 11 of this Settlement Agreement shall affect any defense based on the lapse of time that was available to the Parties prior to the Signing Date, and this Settlement Agreement shall not be deemed to revive any claim that is or was already barred on the Signing Date; and

(ii)	The Party pursuing a Cause of Action, the insured (as identified by the applicable Master Policies) and/or the insured’s servicer, as applicable, shall have no rights, and responding Party, the insured (as identified by the applicable Master Policies) and/or the insured’s servicer, as applicable, shall have no obligations under Section 10.

(d)	In the event that any Cause of Action is reinstated for a loan pursuant to Section 11(a) above, the responding Party or insured (as identified by the applicable Master Policies), as applicable, shall have the right to assert any defenses, affirmative defenses, or counterclaims that existed prior to the execution of this Settlement Agreement for any such reinstated loan, notwithstanding any other provision in this Settlement Agreement, including the releases and covenants set forth in Sections 12 and 13.

12.	Release by Radian.

(a)	Except as set forth in Sections 10 and 11, effective as of (x) the Initial Implementation Date for GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans:

(i)

Radian hereby releases and discharges as of (x) the Initial Implementation Date with respect to the GSE/HFI Loans, or (y) the applicable Other Implementation Date with respect to PLS/Other Loans, the Insureds Released Parties from any and all past, present, or future Causes of

Action concerning the Mortgage Insurance Dispute, whether such Causes of Action are known or unknown, foreseen or unforeseen, developed or undeveloped, discoverable or presently incapable of being discovered, relating in any way to any act, event or omission that occurred or should have occurred on or before (x) the Initial Implementation Date with respect to GSE/HFI Loans, or (y) the applicable Other Implementation Date with respect to PLS/Other Loans; and

(ii)	Radian hereby covenants and agrees, not to initiate, on or after the Initial Implementation Date (or with respect to PLS/Other Loans, on or after the applicable Other Implementation Date), any Causes of Action against any of the Insureds Released Parties for any of the subject matter released by this Section 12(a), and covenants and agrees not to participate, assist, encourage or cooperate in any such Causes of Action.

(b)	In making a full and complete release as provided in Section 12, Radian expressly waives and relinquishes all rights and benefits, which it has, or may have, under California Civil Code section 1542 or any similar statute in any other jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c)	Radian acknowledges that it is aware that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the Causes of Action released pursuant to this Section 12. Notwithstanding any such different or additional facts, this release shall fully discharge each of the Insureds Released Parties from any and all Causes of Action released pursuant to Section 12(a).

(d)	Notwithstanding anything in this Section 12 to the contrary, the release given in Section 12(a) shall not apply to:

(i)	Any disputes or claims within the scope of the ADR Procedure set forth in Section 10(b), any Settlement Agreement Dispute within the scope of Section 10(c), and any claims and counterclaims (and defenses thereto) as set forth in Section 11;

(ii)	Any disputes or claims involving Non-Consenting Loans;

(iii)	Any disputes or claims involving after-market insurance policies procured by the GSEs on any loans whether or not included in Subject Loans;

(iv)	Any disputes or claims involving loans insured by Radian that are not Subject Loans, including loans subserviced by Bank of America;

(v)	Any disputes or claims involving any Protected Curtailment, except that the release given in Section 12(a) shall continue to apply to the Insured Released Parties with respect to any Protected Curtailment.

13.	Release by the Insureds.

(a)	Except as set forth in Sections 10 and 11, effective as of (x) the Initial Implementation Date for GSE/HFI Loans, or (y) the applicable Other Implementation Date for PLS/Other Loans:

(i)	The Insureds hereby release and discharge as of (x) the Initial Implementation Date with respect to GSE/HFI Loans, or (y) the applicable Other Implementation Date with respect to PLS/Other Loans, the Radian Released Parties from any and all past, present, or future Causes of Action concerning the Mortgage Insurance Dispute, whether such Causes of Action are known or unknown, foreseen or unforeseen, developed or undeveloped, discoverable or presently incapable of being discovered, relating in any way to any act, event or omission that occurred or should have occurred on or before (x) the Initial Implementation Date with respect to GSE/HFI Loans, or (y) the applicable Other Implementation Date with respect to PLS/Other Loans; and

(ii)	Each Insured, hereby covenants and agrees, not to initiate, on or after the Initial Implementation Date (or with respect to PLS/Other Loans, on or after the applicable Other Implementation Date), any Causes of Action against the Radian Released Parties for any of the subject matter released by this Section 13(a), and covenants and agrees not to participate, assist, encourage or cooperate in any such Causes of Action.

(b)	In making a full and complete release as provided in Section 13(a), the Insureds expressly waive and relinquish all rights and benefits, which they have, or may have, under California Civil Code section 1542 or any similar statute in any other jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c)	The Insureds acknowledge that they are aware that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to the Causes of Action released pursuant to this Section 13. Notwithstanding any such different or additional facts, this release shall fully discharge the Radian Released Parties from any and all Causes of Action released pursuant to Section 13(a).

(d)	Notwithstanding anything in this Section 13 to the contrary, the release given in Section 13(a) shall not apply to:

(i)	Any disputes or claims within the scope of the ADR Procedure set forth in Section 10(b) any Settlement Agreement Dispute within the scope of Section 10(c), and any claims and counterclaims (and defenses thereto) as set forth in Section 11;

(ii)	Any disputes or claims involving Non-Consenting Loans;

(iii)	Any disputes or claims involving after-market insurance policies procured by the GSEs on any loans whether or not included in Subject Loans;

(iv)	Any disputes or claims involving loans insured by Radian that are not Subject Loans, including loans subserviced by Bank of America;

(v)	Any disputes or claims involving the rights of a servicer other than the Insureds with respect to a Protected Curtailment;

(vi)	Any actual or claimed acts, errors, mistakes or omissions in underwriting or other services provided by Radian Services LLC; or

(vii)	Any claims by the Insureds that Radian has reduced the amount of a Settlement Payment due to the existence of a DPO.

14.	Indemnification.

(a)	Indemnification by the Insureds. Each Insured shall indemnify, defend, and hold harmless each of the Radian Released Parties from and against all Causes of Action, claims, costs, expenses (including reasonable attorneys’ fees), damages, liabilities, fines, and penalties asserted against the Radian Released Parties, directly or indirectly, by reason of, arising out of or resulting from its breach of its obligations as set forth in the Transaction Agreements, including but not limited to the accuracy or breach of any representation, warranty or covenant of the Insureds contained in the Transaction Agreements. For the avoidance of doubt, and as specified in Section 18(d), each Insured’s indemnity obligations under this Section 14(a) are several and not joint.

(b)	Additional Indemnification by Insureds: Once Radian has paid a Claim pursuant to the Transaction Agreements for any GSE Loan, Insureds shall indemnify, defend, and hold harmless each of the Radian Released Parties from and against all Causes of Action asserted against the Radian Released Parties, directly or indirectly, by any other claimant with respect to such GSE Loan; provided however, that the Insureds shall not be required to so indemnify Radian Released Parties under this Section 14(b) in respect of:

(i)	Any Cause of Action or other claim in excess of the applicable Master Policy limit for such GSE Loan;

(ii)	Any Cause of Action relating to any Subject Loan that is not a GSE Loan;

(iii)	Any Cause of Action involving after-market insurance policies procured by the GSEs on any loans whether or not included in GSE Loans;

(iv)	Any Cause of Action relating to any Non-Consenting Loan;

(v)	Any Cause of Action relating to actual or claimed acts, errors, mistakes or omissions in underwriting or other services provided by Radian Services LLC;

(vi)	Any Cause of Action resulting from a reduction in the amount paid by Radian with respect to a GSE Loan due to the existence of a DPO;

(vii)	Any Cause of Action brought by any borrower or any successor in interest to any borrower, in each case, in such capacity, with respect to any GSE Loan;

(viii)	Any Cause of Action brought by any stockholder, employee, or employee benefit plan subject to the federal Employee Retirement Income Security Act of Radian or its affiliates, in each case, in such capacity; or

(ix)	Any attorneys’ fees or expenses, except as provided below in Section 14(d).

Furthermore, for the avoidance of doubt, and as specified in Section 18(d), each Insured’s indemnity obligations under this Section 14(b) are several and not joint.

(c)	Additional Indemnification by Radian. Radian shall indemnify defend and hold harmless each of the Insured Released Parties from and against all Causes of Action, claims, costs, expenses (including reasonable attorneys’ fees), damages, liabilities, fines, and penalties asserted against the Insureds, directly or indirectly, by reason of, arising out of or resulting from Radian’s breach of its obligations as set forth in the Transaction Agreements, including but not limited to the accuracy or breach of any representation, warranty or covenant of Radian contained in the Transaction Agreements.

(d)	An Indemnified Party seeking indemnification under this Section 14 for any claim brought by a third party will: (i) give the Indemnifying Party prompt written notice of the claim; (ii) allow the Indemnifying Party to assume control of the defense and settlement of the claim, except to the extent that (A) such third party claim seeks an injunction or equitable relief against any Indemnified Party or (B) the Indemnifying Party has failed or is failing to defend in good faith such third party claim, in which case the Indemnified Party may reassume the defense of the claim and the Indemnifying Party shall pay the Indemnified Party’s costs and expenses, including attorneys’ fees, associated with such defense; (iii) consult and cooperate as reasonably requested by such Indemnifying Party in connection with the defense and any settlement of the claim; and (iv) not settle or compromise the claim without the written consent of the Indemnifying Party. The Indemnifying Party shall not consent to the entry of any judgment that would impose any injunctive or equitable relief on the Indemnified Party without the prior written consent of the Indemnified Party.

15.	Confidentiality.

(a)	The Parties covenant and agree to keep confidential the Confidential Information and further covenant and agree not to disclose or otherwise convey any portion of the Confidential Information outside of their respective organization except as provided in this Section 15, and if any disclosure is required, only to the minimum scope necessary or required:

(i)	To the extent needed to obtain Required Consents and Other Consents;

(ii)	By written agreement of Radian and the Insureds;

(iii)	To reinsurers, directly or through intermediaries in connection with claims for reinsurance, and to any arbitration panel, court or tribunal in reinsurance disputes, provided that Radian may make any such disclosure only if Radian has complied with the notice and other procedures pursuant to Section 15(b);

(iv)	To any entity performing or proposing to perform servicing functions for a Subject Loan (including current, future or prospective master servicers, servicers and subservicers of Subject Loans) and to any owner or prospective owner or Trustee/Other of Subject Loans, whether or not Other Consent has been obtained, in the ordinary course of business or in the course of obtaining Other Consent, provided that the Insureds shall inform such recipients of the confidential nature of the Transaction Agreements;

(v)	To originators, directly or through intermediaries in the event the Insureds seek to obtain repurchase based on a breach of a representation or warranty, and to any arbitration panel, court or tribunal in repurchase disputes, provided that the Insureds shall inform such recipients of the confidential nature of the Transaction Agreements;

(vi)	To outside auditors, attorneys, accountants, regulators or consultants of any Party, provided that the Disclosing Party shall inform such recipients of the confidential nature of the Transaction Agreements;

(vii)	By Radian, to any third party for purposes of any Causes of Action asserted by such third party against Radian with respect to which the Insureds have released Radian pursuant to Section 13, provided that Radian may make any such disclosure only if Radian has complied with the notice and other procedures pursuant to Section 15(b);

(viii)	To regulators of any Party (including the DOI) and to the GSEs and the Federal Housing Finance Agency, and to any of the auditors, attorneys, accountants, or consultants of any such regulator or the GSEs, provided that the Disclosing Party shall inform such recipients of the confidential nature of the Transaction Agreements;

(ix)	To the extent a Party or affiliate is required to do so by law or regulation including without limitation, in any report required to be filed with the Securities and Exchange Commission; provided that the other Party will be given reasonable opportunity to review in advance any proposed report or other disclosure prior to filing, or

(x)	As provided in Section 15(b).

(b)	If any court, governmental agency, or regulatory body demands that a Disclosing Party disclose any information contained in the Confidential Information to the public or to a third party other than the court, governmental agency or regulatory body, the Disclosing Party may, in the absence of a protective order, disclose such information to the extent that the Disclosing Party is advised in writing that it must do so by its legal counsel; provided that the Party within five (5) business days of such demand shall, unless restrained by court order, provide written notice to the other Party, shall provide as soon as practical copies of all notice papers, orders, requests or other documents in order to allow the other Party to seek an appropriate protective order, and shall not disclose such information until five (5) business days after it has given notice to the other Party. Notice under this Section 15(b) shall be made to the persons identified in Section 16(a). The Disclosing Party shall cooperate fully with the other Party, at the other Party’s cost and expense, should the other Party seek such an order.

(c)	In the event of any dispute between the Parties regarding the Transaction Agreements and/or any disputes pursuant to the ADR Procedure or Settlement Agreement Disputes pursuant to Section 10, the Parties agree to use reasonable commercial efforts not to disclose any Confidential Information to any third parties other than the court, arbitrator(s) or any trier of fact. To the extent the Transaction Agreements are to be used in any court filing or offered as evidence in any court proceeding, the Parties will use reasonable commercial efforts consistent with applicable law to have the Transaction Agreements filed or marked under seal and enter into a confidentiality agreement restricting access to the Transaction Agreements to the parties to that litigation. No Party to the Transaction Agreements will oppose any other Party’s request to have the Transaction Agreements filed or marked under seal.

16.	Notices and Payments.

(a)	Notices. Except for notices and communications contemplated by Sections 2, 3, 4, 5 and 10, which shall be delivered in the ordinary course of business and as provided in such applicable Section of this Settlement Agreement, any notice or communications required or arising under, or relating to, the Transaction Agreements shall be in writing and shall be deemed to have been duly given when (i) delivered via email, (ii) mailed by United States mail, (iii) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service, or (iv) delivered in person to the Parties and their counsel at the following addresses:

With respect to Radian:

Radian Guaranty, Inc.
1601 Market Street
Philadelphia, PA. 19103
Attn:	Teresa Bryce Bazemore, President
Timothy Hunter, General Counsel
With a copy to:
David Smith
Schnader Harrison Segal & Lewis LLP
1600 Market Street, Suite 3600
Philadelphia, PA 19103

With respect to the Insureds:

Bank of America
50 Rockefeller Plaza, 7th Floor
NY1-050-07-01
New York, New York 10020-1605
Attention: Christopher J. Garvey
Associate General Counsel – Litigation
Bank of America
4500 Park Granada
Calabasas, CA, 91302
Attention: Josh Cousins
Senior Vice President

Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, California 91302
Attention: Michael W. Schloessmann
President
With a copy to:
Reed Smith LLP
355 So. Grand Avenue
Los Angeles, California 90071
Attention: David Halbreich

(b)	Changes. Any Party may change the address to which notices and communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 16.

17.	Schedules and Exhibits. This Settlement Agreement includes the Letter Agreement and the Schedules and Exhibits to the Letter Agreement, each of which is incorporated herein by this reference.

18.	Miscellaneous Provisions.

(a)	Corporate Existence and Authority. Each of the Parties represents as to itself that (i) it is validly existing under the laws of its chartering authority and has full power and authority to conduct its business as now conducted by it, (ii) it has full power and authority to execute and deliver the Transaction Agreements and to perform its obligations hereunder, (iii) it has taken all necessary corporate action to authorize the execution and delivery of the Transaction Agreements and the performance of its duties and obligations contemplated hereby, (iv) none of such execution, delivery, or performance of the Transaction Agreements and the transactions contemplated hereby (A) conflicts with the obligations of such Party under any material agreement binding upon it; (B) requires any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental authority, agency or instrumentality, or any third party, except for (1) any authorization, consent, approval, registration, declaration, filing, or notice that has been obtained or given prior to the date hereof and (2) the Required Consents and the Other Consents; (C) result in, or require, the creation or imposition of any lien or other charge upon or with respect to any of the assets now owned or hereafter acquired by a Party; and (v) each of the Transaction Agreements, upon execution and delivery, is a valid and binding agreement, enforceable against it in accordance with the terms of the Transaction Agreements, subject to applicable bankruptcy, insolvency, reorganization, moratorium, insurers’ rehabilitation and liquidation, and other similar laws affecting creditor’s rights generally and general principles of equity.

(b)	Certain Representations by Radian. As of the Signing Date, Radian represents and warrants that: (i) Radian is not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other equivalent proceeding, (ii) entering into the Transaction Agreements will not subject Radian to supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other equivalent proceeding, and (iii) Radian has not received any oral or written notice from any governmental authority, including the DOI, threatening to seek to initiate any such proceeding.

(c)	Certain Representations by CHL. As of the Signing Date, CHL represents and warrants that: (i) CHL is not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other equivalent proceeding, and (ii) CHL has not received any oral or written notice from any governmental authority threatening to seek to initiate any such proceeding.

(d)	Obligations of the Parties. All obligations of any of the Parties under the Transaction Agreements are several, and not joint, obligations of each of the Parties. Each of the Parties shall be required to perform, and be liable for, the entirety of its own obligations but not the obligations of the other Parties under the Transaction Agreements. Without limiting the generality of the foregoing (i) Bank of America, and not CHL, shall be severally, and not jointly, liable for all obligations as servicer or subservicer or emanating from its servicer or subservicer role on all Subject Loans; (ii) CHL, and not Bank of America, shall be severally, and not jointly, liable for all obligations (other than obligations of Bank of America under clause (i) above) relating to CHL PLS Loans; and (iii) Bank of America, and not CHL, shall be severally, and not jointly, liable for all obligations relating to all Subject Loans (other than CHL PLS Loans).

(e)

No Admission. The Parties agree that the Transaction Agreements are entered in compromise of claims that are disputed as to both liability and damages and that the Transaction Agreements shall be deemed to be subject to Federal Rule of Civil Procedure 408, California Evidence Code Section 1152 and any other similar provision regarding the admissibility of offers to compromise disputed claims. The Transaction Agreements and any negotiations leading thereto do not constitute an admission of any fact or claim by any Party with respect to any matter. The Transaction Agreements shall not be used as an admission against any Party in this or any other past, present or future claim or matter; provided, however, that nothing in this Section 18(e) shall preclude the use of the Transaction Agreements to enforce the Transaction Agreements. Except as expressly stated herein, neither the Transaction Agreements nor any provision therein shall be considered or treated as a precedent, either for purposes of the Parties’ future dealings or otherwise. The Parties understand and agree that no Party, by entering the Transaction Agreements, admits the accuracy of any position advanced by any other person whatsoever, and that any resolution reached, whether by mutual agreement or by further arbitration in accordance with the terms of this Settlement Agreement, is the resolution of a disputed claim.

(f)	Successors, Assignees, and Third Party Beneficiaries. All terms and conditions of the Transaction Agreements shall be binding on the successors and assignees of each Party; provided that (i) no assignment by a Party shall operate as a release of such Party from any obligations under this Settlement Agreement; (ii) subject to the requirements of the applicable Master Policy, the Insureds may assign any servicing rights or obligations with respect to any Subject Loan to any assignee that is an approved servicer (as contemplated by the applicable Master Policy), and such assignee shall be entitled to the benefit of any provision of the Transaction Agreements, including the ADR Procedures set forth in Section 10(a), only if one of the Insureds gives prior written notice to Radian of such assignment if and only to the extent required under the applicable Master Policy. Nothing expressed or referred to in the Transaction Agreements is intended or shall be construed to give any person other than Radian, the Radian Released Parties, the Insureds and the Insureds Released Parties any legal or equitable right, remedy, or claim under or with respect to the Transaction Agreements or any provisions contained herein, or in any arbitration or litigation arising out of the Transaction Agreements, except as expressly provided in the Transaction Agreements, including, but not limited to, the releases Radian and the Insureds provided in Sections 12 and 13. No Trust/Other or any Trustee/Other shall have any rights or obligations under the Transaction Agreements unless and until the Other Implementation Date with respect to such Trust/Other has occurred.

(g)

Interpretation. The Transaction Agreements shall not be construed against any Party, but shall be construed as if the Parties jointly prepared the Transaction Agreements and any uncertainty and ambiguity shall not be interpreted against any one Party. The use of any gender in the Transaction Agreements shall be deemed to be or include the other genders, including neuter, and the use of the singular shall be deemed to be or include the plural (and vice versa) wherever applicable. The use of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not any “no limitation” language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All references to “Section,” “clause,” “recital,” “Schedule” or “Exhibit” shall be deemed to refer to the Sections, clauses, recitals, Schedules or Exhibits of the Transaction Agreements. The words “this Settlement

Agreement,” “the Transaction Agreements,” “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to the Transaction Agreements as a whole and not to a particular section, subsection, clause or other subdivision of the Transaction Agreements, unless the context otherwise requires. The Recitals to this Settlement Agreement are hereby incorporated into the Transaction Agreements and shall have the same force and effect as the other provisions of the Transaction Agreements.

(h)	Severability. With the exception of Sections 12 and 13, if any provision of the Transaction Agreements is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of the Transaction Agreements shall remain in full force and effect and shall be binding upon the Parties.

(i)	Headings. The headings and subheadings contained in the Transaction Agreements are inserted for convenience only and shall not affect the meaning or interpretation of the Transaction Agreements or any provision hereof.

(j)	Amendment and Waiver. No change or amendment shall be valid unless it is made in writing and executed by the Parties to the Transaction Agreements. No specific waiver of any of the terms of the Transaction Agreements shall be considered as a general waiver. All waivers of the Transaction Agreements must be in writing and signed by or on behalf of the Party waiving its rights. No delay or failure on the part of any Party to exercise any right, remedy, power or privilege under the Transaction Agreements shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right, remedy, power or privilege precludes other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(k)	Costs. The Parties agree that they are solely responsible for their own attorneys’ fees, costs and expenses incurred in connection with the Mortgage Insurance Dispute, or dispute resolution pursuant to Section 10 (except as expressly provided otherwise in Section 10) and the execution, delivery and implementation of the Transaction Agreements.

(l)	Advice of Counsel. Each of the Parties acknowledges that it has had the advice of counsel in connection with the Transaction Agreements, and has entered into the Transaction Agreements freely after reviewing the Transaction Agreements with counsel.

(m)	Counterparts. The Transaction Agreements may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all Parties. Signatures of the Parties transmitted by fax or .pdf shall be deemed to be their original signatures for all purposes.

(n)	Entire Agreement. This Settlement Agreement, the Letter Agreement, together with the Schedules and Exhibits (whether such Exhibits are executed or not) attached to the Letter Agreement, and the applicable Master Policy, to the extent that the terms and conditions of the Transaction Agreements do not supersede the terms and conditions of an applicable Master Policy, constitutes the entire agreement between the Parties with respect to the subject matter of the Transaction Agreements and supersedes all prior and contemporaneous oral and written agreements, discussions and correspondence, including agreements in principle, drafts, descriptions of the Transaction Agreements, and prior written agreements. To the extent there is a conflict between the applicable Master Policy and the Transaction Agreements, the Transaction Agreements govern. The Parties further acknowledge and represent that other than as specifically stated herein, no promises or inducements have been offered for the Transaction Agreements, and the Transaction Agreements are executed without reliance by either Party on any representation, statement, report or analysis of any other Party or any of their respective representatives concerning or relating to the Transaction Agreements or the settlement effected hereby.

(o)	Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of the Transaction Agreements is not performed in accordance with its specific terms or otherwise is breached. Each of the Parties agrees that any Party shall be entitled, in addition to any other remedy at law or in equity, to enforce the terms of the Transaction Agreements through an arbitration award seeking a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy or the posting of any bond.

(p)	Further Assurances. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of the Transaction Agreements.

[The following page is the signature page.]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement effective as of the Signing Date.

RADIAN GUARANTY, INC.		BANK OF AMERICA, N.A.
By:	/s/ Richard I. Altman	By:	/s/ Larry Washington
Name: Richard I. Altman		Name: Larry Washington
Title: EVP, Chief Operating Officer		Title: Managing Director
COUNTRYWIDE HOME LOANS, INC.
		By:	/s/ Michael Schloessmann
Name: Michael Schloessmann
Title: President